EXHIBIT 4(ii)(a)(14)
- --------------------

                          THIRD AMENDMENT


             THIRD AMENDMENT (the "Amendment"), dated as of
August 3, 1996, among COUNTY SEAT, INC., a Delaware corporation
("Holdings"), COUNTY SEAT STORES, INC., a Minnesota corporation
(the "Borrower"), the institutions party to the Credit Agreement referred to below (the "Banks") and BANKERS TRUST COMPANY, as Agent (the
"Agent"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.


                       W I T N E S S E T H :


             WHEREAS, Holdings, the Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of May 17, 1995 (as amended to date, the "Credit Agreement");

             WHEREAS, the parties hereto wish to amend the Credit
Agreement as herein provided;


             NOW, THEREFORE, it is agreed:

             A.     Amendments

             1. Section 8.01 of the Credit Agreement is hereby amended by (i) redesignating clause (j) thereof as clause (k), and (ii) inserting immediately following clause (i) thereof the following new clause
(j):

                    "(j)  Weekly Information.  No later than
             Wednesday of each week, the following information for the immediately preceding week, or as of the last day of the immediately preceding week, as the case may be: aggregate sales, comparable store sales (on a percentage basis), inventory levels, aggregate accounts payable (with additional detail specifying the ten largest accounts payable creditors and the amounts owing to each such creditor), aggregate outstanding Loans, Acceptance Outstandings and
             Letter of Credit Outstandings (including the portion thereof representing Standby L/C Outstandings)."

             2. Section 9.11 of the Credit Agreement is hereby amended by deleting the reference to the ratio "1.20:1" appearing opposite the date of July 31, 1996 in the table set forth therein and by inserting in lieu thereof a reference to the ratio "1.15:1".

             3. Section 9.18 of the Credit Agreement is hereby amended to read in its entirety as follows:

                    "9.18 Minimum EBITDA.  (a)
             Holdings and the Borrower will not permit
             EBITDA for any period of four consecutive fiscal quarters (taken as one accounting period) ended on or about each date set forth below to be less than the amount set forth opposite such date:

                          Date                   Amount

                    April 30, 1996            $26,500,000
                    July 31, 1996             $24,800,000
                    October 31, 1996          $28,000,000
                    January 31, 1997          $28,800,000
                    April 30, 1997            $35,370,000
                    July 31, 1997             $35,370,000
                    October 31, 1997          $35,600,000
                    January 31, 1998          $36,200,000"
                      and thereafter

             (b) Holdings and the Borrower will not permit EBITDA for the period of 12 consecutive fiscal months ending on or about August 31, 1996 (taken as one accounting period) to be less than $26,000,000.

             4. On and as of the Amendment Effective Date, the definition of "Acceptance Commission" appearing in Section 11 of the Credit Agreement is hereby amended by (i) deleting the reference to "2-
1/2%" appearing therein and inserting "3%" in lieu thereof, (ii) deleting the reference to "2-1/4%" appearing therein and inserting in lieu thereof "2-3/4%", (iii) deleting the reference to "2%" appearing therein and inserting in lieu thereof "2-1/2%", and (iv) deleting the parenthetical appearing at the end of the first sentence thereof.

             5.     The definition of "Adjusted Net Worth" appearing in
Section 11 of the Credit Agreement is hereby amended by adding at the end thereof the following new sentence:

             "Notwithstanding anything to the contrary contained above, Adjusted Net Worth shall be determined without giving effect to any reversal of deferred tax assets previously recorded."

             6. On and as of the Amendment Effective Date, the definition of "Applicable Margin" appearing in Section 11 of the Credit Agreement is hereby amended to read in its entirety as follows:

                    "Applicable Margin" shall mean (i) in the case
             of Base Rate Loans, 2% and (ii) in the case of Eurodollar Rate Loans, 3%; provided that on each date upon which the annual or quarterly financial statements required pursuant to Section 8.01(b) or (c) are delivered, if (x) no Event of Default exists, (y) EBITDA for the four consecutive fiscal quarters ending on the date of such financial statements equals or exceeds an amount shown in column 1 below and (z)
             the ratio of EBITDA minus Capital Expenditures to Interest Expense determined for the four consecutive fiscal quarters ending on the date of such financial statements equals or exceeds the ratio set forth below opposite the respective amount in column 2, then the Applicable Margin for each Type of Loan shall be reduced to the respective amounts set forth in column
             3 opposite the respective amount and ratio in columns
             1 and 2:
                                                        (3)
                                                    Applicable
                (1)                   (2)             Margin
                                   Interest
                                   Coverage   Base Rate   Eurodollar
             EBITDA                  Ratio      Loans     Rate Loans

             $55,000,000 or more   1.4:1       1-3/4%      2-3/4%
             $60,000,000 or more   1.6:1       1-1/2%      2-1/2%

             provided that such reduction shall only remain in effect until the earlier of (x) the next date of delivery of such financial statements or (y) the last day on which the financial statements for the fiscal quarter in which such reduction is to be effective are required to be delivered pursuant to Section 8.01(b) or (c), as the case may be.

        7. On and as of the Amendment Effective Date, the definition of "Applicable Standby L/C Percentage" appearing in Section 11 of the Credit Agreement is hereby amended by (i) deleting the reference to "2-1/2%" appearing therein and inserting "3%" in lieu thereof, (ii) deleting the reference to "2-1/4%" appearing therein and inserting in lieu thereof "2-3/4%", (iii) deleting the reference to "2%" appearing therein and inserting in lieu thereof "2-1/2%" and (iv) deleting the parenthetical appearing at the end of the first sentence thereof.

        8. On and as of the Amendment Effective Date, the definition of "Applicable Commercial L/C Percentage" appearing in Section 11 of the Credit Agreement is hereby amended by (i) deleting the reference to "2-1/2%" appearing therein and inserting "3%" in lieu thereof, (ii) deleting the reference to "2-1/4%" and inserting "2-3/4%" in lieu thereof, (iii) deleting the reference to "2%" appearing therein and inserting in lieu thereof "2-1/2%" and (iv) deleting the parenthetical appearing at the end of the first sentence thereof.

        9. The definition of "EBITDA" appearing in Section 11 of the Credit Agreement is hereby amended by (i) deleting the word "and" immediately preceding clause (f) therein and (ii) inserting, immediately following the reference to "Holdings," appearing in clause (f) therein, the following clause
(g):

        "and (g) solely for the purpose of determining EBITDA for the four consecutive fiscal quarter period ending on or about July 31, 1996, any severance or similar charge or expense recorded as a result of the resignation by Barry Parker as Chief Executive Officer of the Borrower,".

        10. Section 14.02 of the Credit Agreement is hereby amended to read in its entirety as follows:

               "14.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of such Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank or any other Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Bank or any other Bank pursuant to
        Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Bank is hereby designated the agent of all other Banks for purposes of effecting set off pursuant to this Section 14.02, and each Credit Party hereby grants to each Bank a continuing security interest in any and all deposits, accounts or moneys of such Credit Party maintained from time to time with such Bank. Promptly after any Bank takes any action pursuant to this
        Section 14.02, such Bank agrees to notify the Borrower thereof (it being understood that the failure to give any such notice shall not diminish the Borrower's obligations under this Agreement or prevent such Bank from taking any further action under this Section 14.02).

        B.     Miscellaneous

        1. In order to induce the Banks to enter into this Amendment, each of Holdings and the Borrower (x) represents and warrants that no Default or Event of Default exists on the Amendment Effective Date after giving effect to this Amendment, and (y) makes each of the representations, warranties and agreements contained in the Credit Agreement and the other Credit Documents on the Amendment Effective Date after giving effect to this Amendment (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such date).

        2. In order to induce the Banks to enter into this Amendment, the Borrower hereby agrees to pay to each Bank a fee equal to 0.20% of such Bank's Commitment as in effect on the Amendment Effective Date, which fee shall be due and payable on such date.

             3. In order to induce the Banks to enter into this Amendment, Holdings and the Borrower hereby remise, release and forever discharge, and by these presents do for their Subsidiaries (direct or indirect), and for themselves and their predecessors, successors, affiliates and assigns (each a "Releasor"), remise, release and forever discharge, the Agent, each Bank which enters into this Amendment, and their predecessors, affiliates, subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, employees or agents, of and from all manner of actions at law or equity, all causes of action for damages, costs, debts, sums of money, accounts, bills, rights of indemnity, breach of contract, provision of labor or materials, loss of use, loss of services, expenses, compensation, consequential or punitive damages, or any other thing whatever, relating in any way to (i) this Amendment, the Credit Agreement, the Obligations or any other Credit Document, (ii) any claims (including, without limitation, for contribution or indemnification) which have or could have arisen out of any of the transactions contemplated by this Amendment or the Credit Documents or any other proceedings that have been brought or may be brought by any party hereto or to any Credit Document or any third party relating to the Credit Documents or the transactions contemplated thereby, (iii) any acts, transactions or events that are the subject matter of this Amendment or the Credit
Documents or (iv) the prosecution of any claims or any settlement negotiations which such Releasor ever had, now or which it, its Subsidiaries (direct or indirect), or its successors or assigns hereafter can, shall or may have against the Agent, each Bank which enters into this Amendment, and their predecessors, affiliates, subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, employees or agents, by reason of (with respect to each of clauses (i)-(iv) above) any matter, cause or thing whatsoever on or prior to the date hereof; provided, however, that nothing herein shall be construed or deemed to release any covenants or agreements contained in any Credit Document so long as such Credit Document shall remain in full force and effect.

             4. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

             5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Credit Parties and the Agent.

             6.  THIS AMENDMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE
LAW OF THE STATE OF NEW YORK.

             7. This Amendment shall become effective as of August 3, 1996 on the date (the "Amendment Effective Date") when each of the following shall have occurred:

           (i) each of Holdings, the Borrower, CSS Trade Names, Inc. and the Required Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered (including by way of telecopier) the same to the Agent at its Notice Office;

          (ii) the Borrower shall have paid to the Agent for the account of the respective Banks entitled thereto the fees referred to in Section B(2) above; and

         (iii) the Agent shall have received such other certificates and documents as it shall have requested.

             8. At all times on and after the Amendment Effective Date, all references in the Credit Agreement and each of the Credit Documents to the Credit Agreement shall be deemed to be references to such Credit Agreement after giving effect to this Amendment.
                     *           *           *

             IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.





COUNTY SEAT, INC.



By
                                       Title:

COUNTY SEAT STORES, INC.



By
  Title:


BANKERS TRUST COMPANY,
  Individually and as Agent



By
  Title:


BANQUE PARIBAS



By
  Title:


BANK ONE, TEXAS, NATIONAL
  ASSOCIATION



By
  Title:


THE FIRST NATIONAL BANK OF
  CHICAGO



By
  Title:


CREDIT LYONNAIS
  CAYMAN ISLAND BRANCH



By
  Title:


THE FIRST NATIONAL BANK OF
  BOSTON



By
  Title:


FIRST BANK NATIONAL
  ASSOCIATION



By
  Title:


SAKURA BANK



By
  Title:


UNITED STATES NATIONAL BANK
OF OREGON



By
  Title:


BANQUE FRANCAISE DU
  COMMERCE EXTERIEUR



By
  Title:


PEARL STREET, L.P.



By
  Title:

ACKNOWLEDGED AND AGREED:


CSS TRADE NAMES, INC.


By______________________
  Title: